UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2006

APPLE REIT SEVEN, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-125546	20-2879175
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Election of Director

The sole Shareholder of Apple REIT Seven, Inc. on March 14, 2006 elected Glenn W. Bunting, Jr., and Kent W. Colton as directors. Mr. Bunting will serve as a director until our Annual Meeting of Shareholders in 2007. Dr. Colton will serve as a director until our Annual Meeting of Shareholders in 2008. The following provides additional information on Mr. Bunting and Dr. Colton:

Glenn W. Bunting, Jr. Mr. Bunting, age 61, has been President of American KB Properties, Inc., which develops and manages shopping centers, since 1985. Since 1985, this company has built approximately 3 million square feet of leasable space. Mr. Bunting has also been President of G. B. Realty Corporation, which brokers shopping centers and apartment communities, since 1980. From 1993 through March 2005, Mr. Bunting served as an independent director of Cornerstone Realty Income Trust, Inc., a real estate investment trust (of which Glade M. Knight was chairman and chief executive officer) that owned apartment communities. Mr. Bunting is also a director of Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc.

Kent W. Colton. Dr. Colton, age 62, has been Senior Scholar of the Joint Center for Housing Studies at Harvard University since 1999. Since 1999 he has been president of KColton LLC, a consulting and housing research company in McLean, Virginia, and since December 2004, he has been a principal of CTC Housing Group, LLC of Raleigh, North Carolina, which is engaged in housing and real estate development. From April 1984 through May 1999, he was executive vice president and chief executive officer of the National Association of Home Builders. From 2001 through March 2005, Dr. Colton served as an independent director of Cornerstone Realty Income Trust, a real estate investment trust (of which Glade M. Knight was chairman and chief executive officer) that owned apartment communities. Mr. Colton is also a director of Apple Hospitality Five, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Seven, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

March 17, 2006